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                                                                          EXHIBIT 12

                                                                  GFC FINANCIAL CORPORATION
                                                   Computation of Ratio of Income to Combined Fixed Charges
                                                                 and Preferred Stock Dividends
                                                                    (Dollars in Thousands)


                                                           Six Months Ended                           Year Ended
                                                               June 30,                              December 31,
                                                        ------------------------      ----------------------------------------
                                                           1994         1993               1993          1992          1991
                                                        ------------------------      ----------------------------------------
                 Net income (loss) before
                   income taxes                         $    48,538  $   29,506        $    66,422   $    50,593   $   (37,014)

                 Add leverage lease
                   adjustment                                   425         707              1,505         1,059         1,758
                 Add fixed charges:
                  Interest expense                           86,781      61,991            123,853       136,107       157,560
                  One-third rentals                             933         700              1,387         1,498         1,148
                                                        -----------  ----------        -----------   -----------   -----------
                    Total fixed charges                      87,714      62,691            125,240       137,605       158,708
                                                        -----------  ----------        -----------   -----------   -----------
                 Net income as adjusted                 $   136,677  $   92,904        $   193,167   $   189,257   $   123,452
                                                        -----------  ----------        -----------   -----------   -----------

                 Ratio of income to fixed
                  charges                                      1.56        1.48               1.54          1.38      ---
                                                        ===========  ==========        ===========   ===========   ===========

                 Preferred stock dividends on
                  a pre-tax basis                       $            $    1,815        $     2,139   $     2,826
                    Total combined fixed
                     charges and preferred
                     stock dividends                    $    87,714  $   64,506        $   127,379   $   140,431   $   158,708
                                                        -----------  ----------        -----------   -----------   -----------
                 Ratio of income to combined
                  fixed charges and preferred
                  stock dividends                              1.56        1.44               1.52          1.35     ----
                                                        ===========  ==========        ===========   ===========   ===========
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